Exhibit 21.1

ValiCert, Inc.

Subsidiaries of the Registrant

ValiCert BV (The Netherlands)
ValiCert Japan KK (Japan)
ValiCert Argentina SRL (Argentina)
ValiCert Software Development Private Ltd. (India)
Receipt.com, Inc.